SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         August 19, 2002

CISCO SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	0-18225 (Commission File Number)	77-0059951 (IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California (Address of Principal Executive Offices)		95134-1706 (Zip Code)

Registrant’s telephone number, including area code: (408) 526-4000

Item 5. Other Events.

         On August 19, 2002, Cisco Systems, Inc. (the “Registrant”) entered into a definitive agreement to acquire privately-held Andiamo Systems, Inc., a Delaware corporation (“Andiamo”). A copy of the press release issued by the Registrant on August 20, 2002 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

         In 2001, the Registrant entered into agreements with Andiamo under which the Registrant was granted the right to acquire Andiamo, as previously disclosed in the Registrant’s Quarterly Reports on Form 10-Q as filed with the SEC for its second and third quarters of its 2002 fiscal year. The agreement announced today represents the Registrant’s exercise of this right. The transaction is expected to close in the third quarter of the Registrant’s fiscal year 2004 (February to April 2004), but no later than July 31, 2004.

         Under the terms of the agreement, common stock of the Registrant will be exchanged for all outstanding shares and options of Andiamo not owned by the Registrant at the closing of the acquisition. The amount of the purchase price for the remaining equity interests in Andiamo not then held by the Registrant is not determinable at this time, but will be based primarily upon a valuation of Andiamo to be determined by applying a multiple to the actual, annualized revenue generated from sales by the Registrant of products attributable to Andiamo during a three-month period shortly preceding the closing. Under its agreements with Andiamo, the Registrant is the exclusive manufacturer and distributor of all Andiamo products. The multiple will be equal to the Registrant’s average market capitalization during a specified period divided by the Registrant’s annualized revenue for a three-month period prior to closing, subject to adjustment as follows: (i) if the multiple so calculated is less than 10, then the multiple to be used for purposes of determining the transaction price shall be the midpoint between 10 and the multiple so calculated; (ii) if the multiple so calculated is greater than 15, then the multiple to be used for purposes of determining the transaction price shall be the midpoint between 15 and the multiple so calculated. There is no minimum purchase price, and the maximum purchase price is limited to approximately $2.5 billion in shares of the Registrant valued at the time of closing.

         In April 2001, the Registrant made its initial investment in Andiamo. At that time, the Registrant committed to invest up to $84 million in Andiamo in the form of convertible debt. The Registrant has funded approximately $74 million of this investment commitment to date. The Registrant’s investment is expected to be convertible into approximately 44% of the equity of Andiamo at the closing of the acquisition. The Registrant is also committed to provide additional funding to Andiamo through the closing of the acquisition of approximately $100 million. Since making its initial investment in the third quarter of fiscal 2001, the Registrant has expensed the entire amount funded to Andiamo as research and development costs, as if such expenses constituted development costs of the Registrant. The acquisition has received the required approvals from both companies and is subject to various closing conditions and approvals, including stockholder approval by Andiamo.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of the Registrant, dated August 20, 2002, announcing the Registrant’s agreement to acquire Andiamo Systems, Inc.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: August 20, 2002	By:	/s/ LARRY R. CARTER

Larry R. Carter, Senior Vice President Finance and Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	Press Release of the Registrant, dated August 20, 2002, announcing the Registrant’s agreement to acquire Andiamo Systems, Inc.